UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Cigna Corporation
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April 11, 2019

900 Cottage Grove Road
Bloomfield, Connecticut 06002

Dear Cigna Shareholder:

This year, as in the past, you will have the opportunity to vote on a number of proposals as set forth in Cigna's 2019 proxy statement.  I am writing to ask you to vote AGAINST the shareholder proposals related to action by written consent and a gender pay gap report described in our proxy statement for the reasons set forth therein and further explained below.

Proposal 4 – Action by Written Consent.  Cigna’s Board of Directors believes shareholder meetings are superior forums to written consent for matters requiring a shareholder vote.  A shareholder meeting provides important advantages absent from a written consent process including greater transparency, opportunity for open discussion, opportunity for board analysis and recommendations to shareholders, and accurate and complete disclosure of the topic to all shareholders before the meeting.  The written consent process proposed circumvents these shareholder protections and procedural safeguards.

Cigna provides meaningful shareholder rights.  In recent years, Cigna implemented proxy access, removed all super-majority voting provisions, and declassified the Board so that director elections are held annually.  Cigna also adopted a number of other strong governance practices that further promote the accountability of the Board to shareholders, including a majority voting standard, independent board leadership, ongoing board refreshment planning, and regular shareholder engagement.

The Board is committed to strong corporate governance and practices that provide transparency and accountability to all shareholders.  The regular annual review of Cigna’s governance structure and practices, such as the right to call a special meeting, will be thoroughly performed again this year.  For these reasons, the Board recommends a vote AGAINST the action by written consent shareholder proposal.

Proposal 6 – Gender Pay Gap Report.  Cigna is committed to pay equity. We proactively monitor our compensation programs for potential disparities and conduct annual reviews of pay equity. Our most recent analysis of job classifications and relevant non-discriminatory factors, prior to integrating Express Scripts, analyzed gender and race pay equity. We found no material differences in our pay data related to gender or race. We intend to conduct this analysis again on the combined company after integration and are committed to addressing any concerns.

Cigna’s recruiting, training and compensation programs are also designed to prevent gender pay differences.  We recruit diverse candidates at all stages of their careers through a variety of venues and programs, removed compensation inquiries from job applications, and rely heavily on market and benchmarking data in setting our compensation structure.

We take great pride in our diverse and talented workforce and are committed to being an employer of choice for diverse talent.  Evidencing our transparency and commitment to diversity and inclusion, we provide EEO-1 information regarding our workforce, including the percentage of women and minority employees by job category, in our corporate responsibility report.

Given the Company’s strong programs and practices, the adoption of this proposal is unnecessary as its implementation would not enhance Cigna’s established commitment to pay equity or add meaningfully to shareholders’ understanding of the matter.  For these reasons, the Board recommends a vote AGAINST the gender pay gap report shareholder proposal.

In addition, as previously disclosed, the proponent of Proposal 5 – Cyber Risk Report has withdrawn the proposal, and accordingly, this proposal will not be presented or voted upon at the 2019 annual meeting.

Thank you for your continued support of Cigna.

Sincerely,

/s/ Julia Brncic
Julia Brncic
Corporate Secretary